UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Telephone and Data Systems, Inc.
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The following is the text of a speech by LeRoy T. Carlson, Jr., President and CEO of Telephone and Data Systems, Inc. (“TDS”), relating to the 40th anniversary of the founding of TDS, that was distributed to employees of TDS and it business units on March 19, 2009:

TDS™ AND FORTY YEARS OF FREEDOM

For forty years, TDS has been a free company, operating in this great nation of the United States of America and headquartered in the wonderful city of Chicago.  It has been free to pursue its corporate mission of providing outstanding communications services to its customers and meeting the needs of its associates and employees, shareholders and communities.

What does freedom mean?

According to the dictionary, freedom means the quality or state of being free, as in the absence of necessity, coercion or constraint in choice or action.

What does freedom mean to TDS more specifically?

It means the ability to set long-term goals and pursue them.  It means the ability to adjust as the environment changes.  It means the ability to seek new ways of doing things.  It means the ability to take on new goals and challenges.  It means having political, regulatory and economic environments that are conducive to accomplishing our mission.  It means having the freedom to serve our customers well.

Why is freedom so important?

It is a valuable state of being in its own right, even though there are other desirable states of being that can and ideally should go with it.

Freedom is much to be sought for.  In the words of Metternich (a great statesman of the 19th century), “The word freedom means for me not a point of departure, but a genuine point of arrival.  The point of departure is defined by the word ‘order’.  Freedom cannot exist without the concept of order.”

What are some of the reasons why freedom is so important to TDS?

Progress will be faster when people are free to pursue good ideas when they are thought of.

Human talent will be more attracted to work at TDS when people believe and see that they can rapidly make a difference to improve the company.  Human talent that is already part of the company will be happier and more motivated to give their best if they are given the opportunity to pursue changes for the better.

Associates and employees that directly serve our customers will be more enthusiastic about doing their utmost for the customers when they have significant degrees of freedom in choosing the ways to serve.

Why are TDS and its constituent companies particularly free in the sense I have mentioned?

It is because TDS has taken approaches to each part of its business that build and enhance this freedom.

Freedom has been fostered in the area of organizational design by decentralizing the management of our business units:  U.S. Cellular, TDS Telecom and Suttle Straus.  Functions are only combined across the units where there is a very clear benefit.  This allows each unit to move at its own pace and with its own sense of direction to address customer needs and opportunities in its chosen markets.

In the broad area of human resources, freedom has been advanced in a number of ways.

•                  We have insisted that our people get the training they need to do their jobs well — in effect freeing them to be successful.

•                  We are making every effort to promote from within, to free people from worrying that they will not have the opportunities to develop their careers.

•                  We are ensuring that leaders at all levels within our organizations exhibit good leadership qualities and skills, so that our front line associates and employees will feel the security that comes from confidence in the leadership, and this security will free their minds and increase their motivation to serve our customers in exemplary fashion.

•                  We are putting the most talented, most experienced and most emotionally intelligent leaders in place so they will be able to lead well in their own right, exercising considerable degrees of freedom.

•                  We are encouraging a great sense of openness and trust so that associates, employees and leaders near the front lines will be at ease in bringing their concerns and ideas to top management’s attention.  We call this a freedom from internal fear.

•                  We are providing our people good wages so they can have the freedom of knowing they made the right employment decisions for their families.

•                  We are providing fine health care so our people can be freed from worry about their own health and the health of their loved ones.

•                  We are providing good investment vehicles for our people to save for retirement so their minds can be freed from worrying about doing this on their own.

•                  We are providing attractive retail stores and other working environments so our people will have positive influences as they go about their work.

In the areas of sales and marketing, we are also encouraging considerable freedom.

•                  We encourage our businesses to search the entire world for good ideas.

•                  We encourage them to do original research into what our customers really want or would like, rather than simply copying things done by competitors.

•                  We encourage the freedom to always continue to find new ways to satisfy customers, and the freedom to not be content just because we are as good as our best competitor.

•                  Our recent Human Coverage approach to brand messaging at U.S. Cellular is a good example:  we are taking our customer-focused culture and showing it clearly to our customers.

In the areas of engineering and network operations, we have freed our people from thinking that having a passable network and network experience are good enough, just because competitors may take that attitude.

We have given our engineers the freedom to believe in an ever-rising standard of excellence for delivery of current and future services.  To do so, we have of necessity freed up capital resources to deliver on this promise.

In the field of purchasing, we have freed our front line associates and employees by insisting on receiving top-quality equipment and software from our vendors.  This is freeing because our teams don’t have to worry about our networks or the customer equipment we provide.  This leaves our people mostly free to primarily focus on improving rather than repairing and maintaining.

We also insist on the freedom that comes from working with at least two vendors wherever possible.  This avoids our and our customers becoming captive to any single vendor’s views or limitations.

In the broad area of finance, we have freed ourselves to move the business forward through maintaining significant access to short- and long-term credit markets or reasonable terms.

We have avoided taking on heavy levels of debt which could tie up our future flexibility for action.  And, we have particularly avoided large amounts of debt coming due in the near term, since taking on such obligations could sap our freedom to pursue our focus on serving customers.

We have sought to own important assets like towers and switching centers that in the hands of others could become a means to constrain our freedom to earn a good return.

In accounting, control and auditing, we have insisted on strong systems, processes and people, so that the rest of our organization can be freed from worry about compliance, and so be free to focus on growing the business.

Similarly, in information technology (IT), we stress dependability and reliability, as well as security, because IT is the base on which all of our operations are built.  When the base is strong, all areas can build for the future with confidence.

In government and regulatory relations, we seek the freedom that comes from having rules and regulations that recognize the social and economic benefits we are bringing to our customers, particularly those in rural America.  The rules and regulations, when well written, allow us to proceed in confidence making investments that are long term.  Dependable, sound regulation allows us to take the long view.

In our strategy and corporate development work we have sought to free the scope of our interests and opportunities by not limiting our companies to a single region of the United States or to a single sector of the communications industry.

I’m sure that those of you who are quite familiar with TDS and with U.S. Cellular, TDS Telecom and Suttle Straus will have in mind other ways that we have worked to free our people and our businesses.

The quest for ways to improve the company’s freedom to serve its customers is ongoing.  I’m sure the next 10, 20, 30 and even 40 years will bring many new opportunities to enable our people to use their great talents to serve.

Since I cannot know what most of these will be, perhaps it would be useful to at least point to some of the dangers ahead.  There are some that quickly come to mind.

First, would be the danger of losing sight of the good social and economic purposes for which we employ our freedoms:  central is our mission of providing outstanding communications services to our customers.

Second, would be the danger of following a path of short-term expedience taken by some other companies.

Third, would be excessive pride in our own way of doing things.  We need to continually to learn from other communications companies all over the globe.  No one company has even a large fraction of the best ideas for the future.

Fourth, would be losing our ability to hear constructive criticism and suggestions from within our organizations.  Freedom for our organizations demands that leaders be open to hearing about and seeing areas for improvements and positive changes.

Fifth, would be putting short-term financial results ahead of those actions needed to develop the business for the medium and long term.

I’m sure that the leaders we have on our team and leaders of the future will continue to be vigilant and not let these or other pitfalls destroy the freedoms that all of us, under the tutelage of our founder Roy Carlson, have worked so hard to preserve and grow.

So, happy 40th anniversary to TDS!

I thank all of you, our associates and employees, for continuing the TDS vision.  I want to take this opportunity to specially thank those five-year and longer service team members—who showed great constancy of effort and results.  And, I want to recognize those who have helped found TDS and each of its businesses.  Some are deservedly retired now, while others continue their true labors of love for the business and our customers.  Thank you all!

I look forward with great enthusiasm to the future of this voyage of service in fulfilling the mission of the company.  We will continue to grow our freedom to serve.

Ted Carlson

President and CEO

Telephone and Data Systems™

IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2009 annual meeting of shareholders.  Information regarding TDS directors and executive officers and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s preliminary proxy statement relating to its 2009 annual meeting, as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2009.  The 2009 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS on its website at www.teldta.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2009 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully grow  its markets; the current credit crisis affecting financial markets, and its effects on the overall economy; competition; the access to and pricing of unbundled network elements; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in TDS’s Form 10-K for the year ended December 31, 2008 as filed with the SEC, which are incorporated by reference herein.